Exhibit 99.1

John Stewart	Kim Karelis
Progress Software Corporation	Lewis PR
(781) 280-4101	(617) 226-8844
jstewart@progress.com	progress@lewispr.com
Progress Software Reports 2011 Fiscal First Quarter Results
Enterprise Business Solutions Revenue up 34%;
Progress Non-GAAP Operating Margin at 31%;
BEDFORD, MA, March 28, 2011 (MARKETWIRE) — Progress Software Corporation (NASDAQ: PRGS), a leading software provider that enables enterprises to be operationally responsive announced today results for its fiscal first quarter ended February 28, 2011. On a generally accepted accounting principles (GAAP) basis, revenue for the quarter was $134.2 million, up 5 percent from $127.5 million in the fiscal first quarter of 2010. On a non-GAAP basis, revenue totaled $134.3 million, also up 5 percent compared to the same period a year ago. Software license revenue increased 9 percent to $51.3 million from $47.1 million in the same quarter last year.
On a GAAP basis in the fiscal first quarter of 2011:
•	Operating income increased to $28.3 million as compared to an operating loss of $4.4 million in the same quarter last year;

•	Net income increased to $20.5 million as compared to a net loss of $1.0 million in the same quarter last year;

•	Diluted earnings per share increased to 29 cents as compared to a loss of 2 cents in the same quarter a year ago.
On a non-GAAP basis in the fiscal first quarter of 2011:
•	Operating income increased 26 percent to $41.3 million from $32.8 million in the same quarter last year;

•	Non-GAAP net income increased 30 percent to $29.5 million from $22.7 million in the same quarter last year;

•	Non-GAAP diluted earnings per share increased 20 percent to 42 cents compared to 35 cents in the same quarter last year.
The non-GAAP amounts primarily exclude the amortization of acquired intangibles, stock-based compensation, restructuring and transition costs, acquisition-related costs and purchase accounting adjustments for deferred revenue.
The non-GAAP results noted above and the non-GAAP financial outlook for 2011 discussed below represent non-GAAP financial measures. A reconciliation of these measures to the appropriate GAAP measures for the three months ended February 28, 2011 and February 28, 2010 and the 2011 outlook, as well as further information regarding these measures, is included in the condensed financial information provided with this release.

Richard D. Reidy, president and chief executive officer of Progress Software, said: “We are pleased with our fiscal first quarter results. Strong revenue performance in our Enterprise Business Solutions (EBS) group, which comprises many of our newer product lines, plus solid OpenEdge revenue from our partner channel, and disciplined expense management contributed towards a non-GAAP operating margin at 31%. We continue to see significant growth with our newer product lines in the EBS group, where revenue increased 34% during the first quarter, and anticipate strong performance in this group to continue throughout the the year.”
Stock Split
In January 2011, Progress Software implemented a three-for-two split of its common stock, which was accomplished through a stock dividend issued by the company. The Board of Directors authorized the stock split principally to obtain wider distribution and greater liquidity for Progress Software’s common stock.
Shareholders of record as of the close of business on January 12, 2011 were issued one-half additional share for each share of common stock held on the record date. These additional shares were distributed on January 28, 2011. The stock split increased the number of shares of common stock outstanding from approximately 44 million shares to approximately 66 million shares.
Quarterly Highlights
•	Akhela, the IT company of Saras Group in Italy, is moving to a Responsive Process Management (RPM) strategy to make its internal processes more agile. Akhela implemented the Progress® Savvion® BPM suite, a Business Process Management (BPM) solution, and achieved real-time visibility in its business processes, improved automation and better insight into key business metrics. The BPM solution enables Akhela to better respond to business situations the instant they occur.

•	Progress announced the general availability of the DataDirect Connect XE® for JDBC, Salesforce.com driver. The driver, which has been tested successfully in beta for the past five months, enables Java based SQL to connect directly to Salesforce.com using JDBC, making it easier and faster to query and modify data in Salesforce.com from custom-developed and commercial Java-based applications. During the beta test period, Jinfonet, a leader in Java reporting, installed the driver to provide connectivity to Salesforce.com.

•	Progress also announced the availability of the new Progress® Integrated Trouble Management (ITM) solution accelerator. This new offering bolsters the Progress communications industry solutions portfolio and empowers communication service providers to dramatically enhance their customers’ overall experience. The ITM solution accelerator provides communication service providers with end-to-end management and rules-based problem resolution for customer initiated problems. It also enables the preemptive identification of problems so that operations managers can limit or completely remove any negative impact on their customers.

•	Belgacom Group, Belgium’s leading provider of integrated telecommunications services, is building an innovative integration foundation using all Progress® enterprise infrastructure products and solutions. This IT project, which is part of a long-term strategic initiative, includes the implementation of an Enterprise Service Bus (ESB) and enables Belgacom to be even more responsive to the needs of their business clients through improved integration and middleware simplification.

•	Progress launched its Progress® Apama® Capital Markets Foundation v2.1, which enables developers to expedite the deployment of unique capital markets eCommerce, trading, risk, surveillance and other applications. The Progress® Apama® Capital Markets Foundation delivers key, customizable components allowing developers to rapidly deploy eCommerce solutions that leverage their traders’ unique intellectual property and business models. The new Foundation contains components, which have been borne out of real-life solution implementation projects and deployed many times and embodies significant industry knowledge and intellectual property learned the hard way — by building live deployments.

•	Skyward, Inc, creator of an industry leading K-12 school management system called the Skyward Workflow Manager and a Progress Independent Software Vendor (ISV) Partner, selected the Progress® OpenEdge® BPM platform to develop its Workflow Manager product.

•	PLUS-SX (a London based stock exchange) has successfully deployed the Progress® Apama® Market Surveillance and Monitoring solution accelerator to stay ahead of ever-changing financial regulations. PLUS-SX began live operations with their Apama solution in December, 2010. By using the Apama Market Surveillance and Monitoring solution accelerator, PLUS-SX can detect suspicious trading patterns in real-time. These suspicious trading patterns can often be a result of illegal activities such as insider trading, front running, and rogue algorithms, which helped trigger a ‘Flash Crash’ in 2010.

•	A new adapter for market data connectivity to Brazil’s BM&FBOVESPA exchange’s new Unified Market Data Feed (UMDF) was made generally available. The new UMDF API, announced by BM&FBOVESPA in July, will replace the existing ‘ProxyDiff’ method of accessing market data for both Equities and Derivatives markets directly from the exchange. UMDF uses a FIX/FAST protocol to offer ultra-low latency market data distribution. The adapter supports all of the features of the new UMDF feed including security definition management, exchange / security status and automatic recovery from transient problems with the exchange connection.
Additional highlights can be found at: http://web.progress.com/inthenews/pressreleases.html.
Business Outlook
Progress Software is providing the following guidance for the second fiscal quarter ending May 31, 2011:
•	On a GAAP and non-GAAP basis, revenue is expected to be in the range of $136 million to $139 million.

•	GAAP diluted earnings per share are expected to be in the range of 27 cents to 31 cents.

•	On a non-GAAP basis, diluted earnings per share are expected to be in the range of 41 cents to 43 cents.
Progress Software is providing the following guidance, which remains unchanged from our prior guidance, for the fiscal year ending November 30, 2011:
•	On a GAAP and non-GAAP basis, revenue is expected to be in the range of $560 million to $570 million.

•	GAAP diluted earnings per share are expected to be in the range of $1.22 to $1.32.

•	On a non-GAAP basis, diluted earnings per share are expected to be in the range of $1.74 to $1.80.
The outlook for non-GAAP earnings excludes the amortization of acquired intangibles, stock-based compensation, restructuring and transition costs and related tax effects.

Legal Notice Regarding Non-GAAP Financial Information
Progress Software provides non-GAAP revenue, operating income, operating margin, net income and earnings per share as additional information for investors. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). Such measures are intended to supplement GAAP and may be different from non-GAAP measures used by other companies. Progress Software believes that the non-GAAP results described in this release are useful for an understanding of its ongoing operations and provide additional detail and an alternative method of assessing its operating results. Management uses these non-GAAP results to compare the company’s performance to that of prior periods for analysis of trends and for budget and planning purposes. A reconciliation of non-GAAP adjustments to the company’s GAAP financial results is included in the tables below.
Conference Call
The Progress Software quarterly investor conference call to review its fiscal first quarter 2011 results and business outlook will be broadcast live at 9:00 a.m. (EDT) on Tuesday, March 29, 2011 on the company’s Web site, located at http://investors.progress.com/. The conference call will include only brief comments followed by questions and answers. An archived version of the conference call and supporting materials will be available on the Progress Software Investor Relations Website after the live conference call.
Note to Editors
Progress Software is providing, in advance, a copy of prepared remarks for its conference call. These prepared remarks will not be read on the call. The press release, the prepared remarks, related presentations and additional financial disclosures are available on the Progress website (http://investors.progress.com/) within the investor relations page.
Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) is a global software company that enables enterprises to be operationally responsive to changing conditions and customer interactions as they occur — to capitalize on new opportunities, drive greater efficiencies and reduce risk. The company offers a comprehensive portfolio of best-in-class infrastructure software spanning event-driven visibility and real-time response, open integration, data access and integration, and application development and deployment — all supporting on-premises and SaaS/Cloud deployments. Progress Software maximizes the benefits of operational responsiveness while minimizing IT complexity and total cost of ownership. Progress Software can be reached at www.progress.com or +1-781-280-4000.
Note Regarding Forward-Looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include statements regarding the Company’s business outlook for its second fiscal quarter, 2011, and the full 2011 fiscal year and strategic plans, involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including but not limited to the following: the receipt and shipment of new orders; the timely release of enhancements to the Company’s products; the growth rates of certain market segments; the positioning of the Company’s products in those market segments; the customer demand and acceptance of our new product initiative, the Progress RPM suite; variations in the demand for professional services and technical support; pricing pressures and the competitive environment in the software industry; continuing uncertainty in the U.S. and international economies, which could result in fewer sales of the Company’s products and may otherwise harm the Company’s business; the Company’s ability to complete and integrate acquisitions; the Company’s ability to realize the expected benefits and anticipated synergies from acquired businesses; the Company’s ability to penetrate international markets and manage its international operations; and changes in exchange rates. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the Company’s filings with the Securities and Exchange Commission.
Actional, Apama, FUSE ESB, FUSE, OpenEdge, Progress, Progress RPM, Responsive Process Management, Savvion and SonicMQ, Sonic are trademarks or registered trademarks of Progress Software Corporation or one of its subsidiaries or affiliates in the U.S. and other countries. Any other trademarks contained herein are the property of their respective owners.

Progress Software Corporation
GAAP Condensed Consolidated Statements of Income

	Three Months Ended
	February 28,	February 28,	Percentage
(In thousands, except per share data)	2011	2010	Change

Revenue:
Software licenses	$51,336	$47,117	9%
Maintenance and services	82,901	80,430	3%

Total revenue	134,237	127,547	5%

Costs of revenue:
Cost of software licenses	2,381	1,989	20%
Cost of maintenance and services	17,768	16,914	5%
Amortization of purchased technology	3,975	5,098	(22)%

Total costs of revenue	24,124	24,001	1%

Gross profit	110,113	103,546	6%

Operating expenses:
Sales and marketing	44,698	43,206	3%
Product development	20,859	23,387	(11)%
General and administrative	11,852	12,782	(7)%
Amortization of other acquired intangibles	2,274	2,364	(4)%
Restructuring expense	2,114	25,771	(92)%
Acquisition-related expenses	—	415	(100)%

Total operating expenses	81,797	107,925	(24)%

Income (loss) from operations	28,316	(4,379)	*

Other income (expense), net	(39)	2,756	*

Income (loss) before income taxes	28,277	(1,623)	*
Provision for (benefit from) income taxes	7,756	(617)	*

Net income (loss)	$20,521	$(1,006)	*

Earnings (loss) per share:
Basic	$0.31	$(0.02)	*
Diluted	$0.29	$(0.02)	*

Weighted average shares outstanding:
Basic	66,986	61,619	9%
Diluted	69,659	61,619	13%

*	not meaningful

Progress Software Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended February 28, 2011
	As			Percentage
(In thousands, except per share data)	Reported	Adjustments	Non-GAAP	Change

Total revenue (1)	$134,237	$45	$134,282	5%

Income from operations	$28,316	$13,016	$41,332	26%
Purchase accounting adjustments for deferred revenue (1)	(45)	45
Amortization of acquired intangibles	(6,249)	6,249
Stock-based compensation (2)	(4,184)	4,184
Transition expense (3)	(424)	424
Restructuring expense	(2,114)	2,114

Operating margin percentage	21.1%		30.8%

Other income (expense), net	$(39)	$—	$(39)
Provision for income taxes (6)	$7,756	$4,077	$11,833	(1)%
Net Income	$20,521	$8,939	$29,460	30%

Earnings per share	$0.29		$0.42	20%

Diluted shares outstanding	69,659	—	69,659	9%

	Three Months Ended February 28, 2010
	As
	Reported	Adjustments	Non-GAAP

Total revenue (1)	$127,547	$454	$128,001

Income from operations	$(4,379)	$37,133	$32,754
Purchase accounting adjustments for deferred revenue (1)	(454)	454
Amortization of acquired intangibles	(7,462)	7,462
Stock-based compensation (2)	(4,231)	4,231
Restructuring expense	(25,771)	25,771
Other (4)	785	(785)

Operating margin percentage	(3.4)%		25.6%

Other income (expense), net (5)	$2,756	$(899)	$1,857
Provision for income taxes (6)	$(617)	$12,558	$11,941
Net Income	$(1,006)	$23,676	$22,670

Earnings per share	$(0.02)		$0.35

Diluted shares outstanding (7)	61,619	2,407	64,026

(1)	The purchase accounting adjustment for deferred revenue is included within maintenance and services revenue and represents the write-down to fair value of the deferred maintenance revenue of Savvion and Iona Technologies at the date of the acquisitions

(2)	Stock-based compensation expense, representing the fair value of equity awards, is included in the following GAAP expenses:

	Three Months Ended February 28, 2011
	As
(In thousands)	Reported	Adjustments	Non-GAAP

Cost of revenue	$223	$(223)	$—
Sales and marketing	1,290	(1,290)	—
Product development	1,269	(1,269)	—
General and administrative	1,402	(1.402)	—

Total	$4,184	$(4,184)	$—

	Three Months Ended February 28, 2010
	As
	Reported	Adjustments	Non-GAAP

Cost of revenue	$263	$(263)	$—
Sales and marketing	1,578	(1,578)	—
Product development	1,107	(1,107)	—
General and administrative	1,283	(1,283)	—

Total	$4,231	$(4,231)	$—

In addition, the restructuring expense for the three months ended February 28, 2010 includes approximately $0.3 million of stock-based compensation expense.

(3)	Transition expenses for the three months ended February 28, 2011 represent incremental costs incurred to transform our cost structure to a more efficient cost model and such expenses are included primarily within our product development and general and administrative expenses.

(4)	Other adjustments for the three months ended February 28, 2010 include acquisition-related expenses of $0.4 million for the Savvion transaction and a credit of $1.2 million in general and administrative expenses for an insurance reimbursement in excess of previously estimated amounts related to professional service fees associated with the stock option investigation and related shareholder derivative lawsuit.

(5)	The non-GAAP adjustment in other income for the three months ended February 28, 2010 relates to an insurance settlement gain from a pre-acquisition contingency assumed as part of a prior acquisition.

(6)	The non-GAAP provision for income taxes was calculated reflecting an effective rate of 28.7% and 34.5% for the three months ended February 28, 2011 and 2010, respectively. The difference between the effective tax rate under GAAP and the effective tax rate utilized in the preparation of non-GAAP financial measures primarily relates to the tax effects of stock-based compensation expense and amortization of acquired intangibles, which are excluded from the determination of non-GAAP net income.

(7)	The non-GAAP weighted average shares outstanding for the three months ended February 28, 2010 include the effective of dilutive stock awards, which have been excluded from the GAAP weighted average shares outstanding as the impact of including such amounts would be anti-dilutive.
Progress Software Corporation
Condensed Consolidated Balance Sheets

	February 28,	November 30,
(In thousands)	2011	2010

Assets
Cash and short-term investments	$370,839	$322,396
Accounts receivable	104,381	119,273
Other current assets	41,933	42,189

Total current assets	517,153	483,858

Property and equipment, net	59,620	58,207
Goodwill and intangibles, net	315,567	321,551
Other assets	73,492	73,207

Total	$965,832	$936,823

Liabilities and Shareholders’ Equity
Accounts payable and other current liabilities	$80,953	$98,715
Short-term deferred revenue	158,088	138,961

Total current liabilities	239,041	237,676

Long-term deferred revenue	4,777	2,908
Other noncurrent liabilities	7,366	7,907
Shareholders’ Equity:
Common stock and additional paid-in capital	362,439	347,604
Retained earnings	352,209	340,728

Total shareholders’ equity	714,648	688,332

Total	$965,832	$936,823

Progress Software Corporation
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	February 28,	February 28,
(In thousands)	2011	2010

Cash flows from operations:
Net income	$20,521	$(1,006)
Depreciation, amortization and other noncash charges	12,645	15,098
Changes in operating assets and liabilities	17,064	20,156

Net cash flows from operations	50,230	34,248
Capital expenditures	(3,352)	(1,502)
Acquisitions	—	(49,086)
Issuance (repurchase) of common stock, net	(6,120)	11,106
Other	7,685	(8,320)

Net change in cash and short-term investments	48,443	(13,554)
Cash and short-term investments, beginning of period	322,396	224,121

Cash and short-term investments, end of period	$370,839	$210,567

Progress Software Corporation
Reconciliation of Forward-Looking Guidance
Reconciliation of GAAP to Non-GAAP forward-looking guidance range of diluted earnings per share for the three months ended May 31, 2011:

GAAP expectation for diluted earnings per share	$0.27 to $0.31

Adjustment to exclude stock-based compensation	$0.05 to $0.06
Adjustment to exclude amortization of acquired intangibles	$0.06 to $0.06
Adjustment to exclude restructuring & transition-related expenses	$0.01 to $0.02

Non-GAAP expectation for diluted earnings per share	$0.41 to $0.43

Reconciliation of GAAP to Non-GAAP forward-looking guidance range of diluted earnings per share for the twelve months ended November 30, 2011:

GAAP expectation for diluted earnings per share	$1.22 to $1.32

Adjustment to exclude stock-based compensation	$0.20 to $0.21
Adjustment to exclude amortization of acquired intangibles	$0.23 to $0.23
Adjustment to exclude restructuring & transition-related expenses	$0.05 to $0.08

Non-GAAP expectation for diluted earnings per share	$1.74 to $1.80

END